Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com
CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER 2017

Syracuse, New York - (Business Wire) - May 9, 2017 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the first quarter 2017 ended April 2, 2017.

Highlights for first quarter of 2017 versus first quarter of 2016 include:

•
Restaurant sales increased 7.8% to $239.9 million from $222.5 million in the first quarter of 2016, including $37.7 million in sales from the 154 BURGER KING® restaurants acquired from 2015 to 2017(1);

•	Comparable restaurant sales decreased 0.6% compared to a 5.7% increase in the prior year period;

•	Adjusted EBITDA(2) was $13.9 million compared to $18.5 million in the prior year period;

•	Net loss was $5.6 million, or $0.16 per diluted share, compared to net income of $2.1 million, or $0.05 per diluted share, in the prior year period.

•	Adjusted net loss(2) was $4.8 million, or $0.14 per diluted share, compared to adjusted net income of $2.3 million, or $0.05 per diluted share, in the prior year period.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2015 through 2017. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2015.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income (loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

At the end of the first quarter of 2017, Carrols owned and operated 788 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Total restaurant sales increased 7.8% in the first quarter of 2017 reflecting our acquisition of 99 restaurants since the beginning of last year. As expected however, we had a modest decrease in comparable restaurant sales as we cycled past our strongest 2016 quarterly comparison, a 5.7% increase. Lower Adjusted EBITDA and Adjusted EBITDA margin reflected continuing pressure on wage rates, modestly higher commodity costs along with increased promotions and discounting which accelerated over the course of the past year. Adjusted EBITDA margin was further impacted by lower margins at the restaurants we have acquired, fixed costs deleveraging from lower comparable restaurant sales along with the seasonable impact of lower average sales volumes.”

Accordino continued, “We expect that comparable restaurant sales should improve as comparisons ease for the balance of the year and as we gain traction from recent product launches and promotions. In fact, so far in the second quarter, comparable restaurant sales are trending positively in the mid-single digit range. We also expect to see greater traction as we progress with our integration of recent acquisitions, including the 43 restaurants that we acquired in the Cincinnati market in late February. We have, however, modestly adjusted our 2017 outlook after considering our first quarter results and anticipated cost trends for the remainder of the year including slightly higher commodity costs.”

First Quarter 2017 Financial Results

Restaurant sales increased 7.8% to $239.9 million in the first quarter of 2017 compared to $222.5 million in the first quarter of 2016. Restaurant sales included $37.7 million in sales from the 154 BURGER KING® restaurants acquired from 2015 to 2017 and a comparable restaurant sales decrease of 0.6%.

The comparable restaurant sales decrease included a 0.6% decrease at legacy restaurants and a 0.8% decrease at comparable acquired restaurants (primarily the 2015 acquisitions). Average check increased 2.6% while customer traffic decreased 3.2% from the prior year period.

Restaurant-Level EBITDA was $27.9 million in the first quarter of 2017, which included a $3.6 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $30.7 million in the first quarter of 2016. Restaurant-Level EBITDA margin was 11.6% of restaurant sales and decreased 219 basis points from the prior year period.

General and administrative expenses were $15.6 million in the first quarter of 2017 compared to $13.2 million in the first quarter of 2016. As a percentage of restaurant sales, general and administrative expenses increased 56 basis points to 6.5% compared to the prior year period.

Adjusted EBITDA was $13.9 million in the first quarter of 2017 compared to $18.5 million in the first quarter of 2016. Adjusted EBITDA margin decreased 252 basis points to 5.8% of restaurant sales.

Loss from operations was $1.4 million in the first quarter of 2017 compared to income from operations of $6.7 million in the prior year period.

Interest expense increased slightly to $4.8 million in the first quarter of 2017 from $4.5 million in the same period last year.

Net loss was $5.6 million for the first quarter of 2017, or $0.16 per diluted share, compared to net income of $2.1 million, or $0.05 per diluted share, in the prior year period.

Net loss in the first quarter of 2017 included $0.5 million of impairment and other lease charges and $0.7 million of acquisition expenses. For the same period last year, net income included $0.2 million of impairment and other lease charges, $0.4 million of acquisition expenses and a $0.5 million gain from a partial condemnation. Because the Company had a net deferred income tax asset valuation allowance prior to the fourth quarter of 2016, the Company did not record any income tax expense in the first quarter of 2016.

Adjusted net loss was $4.8 million, or $0.14 per diluted share, compared to adjusted net income of $2.3 million, or $0.05 per diluted share, in the prior year period. For comparability, Adjusted net income for the first quarter of 2016 reflects a normalized provision for income taxes as if the valuation allowance had been reversed prior to 2016.

Full Year 2017 Outlook

The Company is providing the following updated guidance for 2017. As a reminder, while the Company may acquire additional BURGER KING® restaurants in 2017, this guidance does not include any impact from such potential future transactions:

•	Total restaurant sales of $1.03 billion to $1.06 billion (previously $1.02 billion to $1.07 billion), including a comparable restaurant sales increase of 2% to 3% (previously 2% to 4%);

•	Commodity cost increases of 1% to 3% including a 2% to 4% increase in beef costs (previously 0% to 2% with a modest decrease in beef costs);

•	General and administrative expenses (excluding stock compensation and acquisition costs) of $54 million to $56 million;

•	Adjusted EBITDA of $90 million to $95 million (previously $90 million to $100 million);

•
Capital expenditures of approximately $65 million to $85 million (previously $55 million to $75 million) which includes remodeling a total of 28 to 32 restaurants (previously 20 to 25), the rebuilding of 6 to 8 restaurants (previously 5 to 7) and the construction of 10 to 15 new restaurants (previously 7 to 15) including 2 or 3 relocations of existing restaurants. Capital expenditures also include $10 million to $12 million for non-recurring investments in new kitchen production and product holding systems, new training systems and certain POS system upgrades;

•	The closing of 15 to 20 existing restaurants (previously 20 to 25) of which 9 had been closed as of April 2, 2017; and

•	An effective income tax rate of 18% to 20% (previously 20% to 25%).

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss first quarter 2017 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 719-325-2463. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 4497325. The replay will be available until Tuesday, May 16, 2017. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 788 restaurants as of May 9, 2017 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 2, 2017	April 3, 2016
Restaurant sales	$239,852	$222,519
Costs and expenses:
Cost of sales	64,236	59,020
Restaurant wages and related expenses	81,071	72,083
Restaurant rent expense	17,597	15,878
Other restaurant operating expenses	39,195	35,689
Advertising expense	9,901	9,128
General and administrative expenses (b) (c)	15,576	13,206
Depreciation and amortization	13,151	11,057
Impairment and other lease charges	531	222
Other income	—	(444)
Total costs and expenses	241,258	215,839
Income (loss) from operations	(1,406)	6,680
Interest expense	4,801	4,535
Income (loss) before income taxes	(6,207)	2,145
Benefit for income taxes	(611)	—
Net income (loss)	$(5,596)	$2,145

Basic and diluted net income (loss) per share (d)(e)	$(0.16)	$0.05
Basic weighted average common shares outstanding	35,384	35,102
Diluted weighted average common shares outstanding	35,384	44,881

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 2, 2017 and April 3, 2016 each included thirteen weeks.

(b)	General and administrative expenses include acquisition costs of $718 and $408 for the three months ended April 2, 2017 and April 3, 2016, respectively.

(c)	General and administrative expenses include stock-based compensation expense of $883 and $565 for the three months ended April 2, 2017 and April 3, 2016, respectively.

(d)
Basic net income (loss) per share was computed excluding income (loss) attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	April 2, 2017	April 3, 2016
Restaurant Sales: (a)
Legacy restaurants	$202,127	$203,793
Acquired restaurants	37,725	18,726
Total restaurant sales	$239,852	$222,519
Change in Comparable Restaurant Sales (b)	(0.6)%	5.7%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$24,342	$24,314
Acquired restaurants	23,114	24,288
Restaurant-Level EBITDA: (d)
Legacy restaurants	$24,249	$28,341
Acquired restaurants	3,603	2,380
Total Restaurant-Level EBITDA	$27,852	$30,721
Restaurant-Level EBITDA margin: (d)
Legacy restaurants	12.0%	13.9%
Acquired restaurants	9.6%	12.7%
All restaurants	11.6%	13.8%
Adjusted EBITDA (d)	$13,877	$18,482
Adjusted EBITDA margin (d)	5.8%	8.3%
Adjusted net income (loss) (d)	$(4,822)	$2,293
Adjusted diluted net income (loss) per share (d)	$(0.14)	$0.05
Number of Restaurants:
Restaurants at beginning of period	753	705
New restaurants	1	—
Restaurants acquired	43	12
Restaurants closed	(9)	—
Restaurants at end of period	788	717

	At 4/2/2017	At 1/1/2017
Long-term debt (e)	$245,441	$223,559
Cash	2,653	2,002

(a)
For 2017 we have modified our groupings of restaurants for reporting and analysis purposes. Acquired restaurants represent the 154 restaurants acquired in 16 acquisitions from 2015 through 2017. Legacy restaurants represent all other restaurants including restaurants acquired before 2015.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week period.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income (loss), and to the Company's reconciliation of income (loss) from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net income (loss) per share is calculated based on Adjusted net income (loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted net income (loss).

(e)
Long-term debt (including current portion and excluding deferred financing costs) at April 2, 2017 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $37,500 of outstanding revolving borrowings under the Company's senior credit facility, $1,203 of lease financing obligations and $6,738 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 1, 2017 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $13,500 of outstanding revolving borrowings under the Company's senior credit facility, $3,020 of lease financing obligations and $7,039 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)
	Three Months Ended (a)
	April 2, 2017	April 3, 2016
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$(5,596)	$2,145
Benefit for income taxes	(611)	—
Interest expense	4,801	4,535
Depreciation and amortization	13,151	11,057
EBITDA	11,745	17,737
Impairment and other lease charges	531	222
Acquisition costs (b)	718	408
Gain on partial condemnation	—	(450)
Stock-based compensation expense	883	565
Adjusted EBITDA	$13,877	$18,482

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$(1,406)	$6,680
Add:
General and administrative expenses	15,576	13,206
Depreciation and amortization	13,151	11,057
Impairment and other lease charges	531	222
Other income	—	(444)
Restaurant-Level EBITDA	$27,852	$30,721

Reconciliation of Adjusted net income (loss): (a)
Net income (loss)	$(5,596)	$2,145
Add:
Impairment and other lease charges	531	222
Gain on partial condemnation	—	(450)
Acquisition costs (b)	718	408
Income tax effect on above adjustments (c)	(475)	(68)
Benefit from deferred income tax assets (d)	—	36
Adjusted net income (loss)	$(4,822)	$2,293
Adjusted diluted net income (loss) per share	$(0.14)	$0.05

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense and other non-recurring income or expense. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income (loss)represents net income (loss) as adjusted to exclude impairment and other lease charges, acquisition costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income (loss) and between income (loss) from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the periods presented include primarily legal and professional fees incurred in connection with restaurant acquisitions, which were included in general and administrative expense.

(c)
The income tax effect related to the adjustments for impairment and other lease charges, acquisition costs and gain on partial condemnation during the periods presented was calculated using an effective income tax rate of 38%.

(d)
Prior to the fourth quarter of 2016, the Company recognized a valuation allowance on all of its net deferred income tax assets. This valuation allowance was reversed in the fourth quarter of 2016. For comparability, when presenting Adjusted net income (loss), this adjustment reflects the benefit that would have been realized from deferred income tax assets during the three months ended April 3, 2016 if such valuation allowance on net deferred income tax assets had been reversed prior to 2016.